Exhibit 99.1

Lincoln Educational Services Reports Improved Operating Performance for Transportation & Skilled Trades and Healthcare and Other Professions Segments for the Third Quarter

•
Total Revenue of $67.3 Million; Transportation & Skilled Trades Segment $47.7 Million, Healthcare and Other Professions Segment $18.4 Million, and Transitional Segment $1.2 Million for the Three Months Ended September 30, 2017

•	Revenue for both the Transportation and Skilled Trades Segment and the HOPS Segment Down Less than 1% for the Three Months Ended September 30, 2017 Compared to Prior Year Comparable Period

•	Excluding the Transitional Segment, Company Would Have Generated Net Income for the Three Months Ended September 30, 2017

•	Completed Sale of Two West Palm Beach, Florida Properties Resulting in a $1.5 Million Gain and Net Proceeds of $15.3 Million

•	Reduced Debt Obligations by $15.5 Million to $17.5 million compared to June 30, 2017

•	Final 2014 Three-Year Cohort Default Rates of 10.3%; 2% Lower than Prior Year and Lower than Industry Average

•	The Company Reiterates Previously Provided Guidance

•	Conference Call Today at 10 a.m. ET

WEST ORANGE, N.J., November 8, 2017 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the third quarter ended September 30, 2017.

Scott Shaw, President and CEO, stated, “During the third quarter, our operating income for the company excluding the Transitional segment improved when compared to the prior year comparable period.  While our student start growth was slightly negative for the quarter, we were able to achieve start growth at the majority of our campuses.  Our marketing efforts are resulting in increased enrollments which is helping to offset our decline in high school starts which emerged last quarter.”

“Our MINI STEP automotive technician program got off to a very strong start and we have been asked by BMW to double the program’s enrollment,” continued Mr. Shaw.  “In addition, we launched our first Gene Haas Center for Advanced Automation in Indianapolis, which partners Lincoln with the largest computer numerical control (“CNC”) machine manufacturer in the Western Hemisphere.  The Gene Haas Foundation has awarded to the Lincoln Foundation $500,000 in funding for CNC scholarships to support enrollment and help meet the employment needs of CNC customers.”

“At the same time, we have continued our strong cohort default rate performance.  According to the Department of Education, the final 2014 overall three-year cohort default rates increased for the industry overall, while Lincoln achieved lower rates. In fact, Lincoln’s overall rate of 10.3% for 2014 was 2% lower than the previous year and is lower than the national average of 11.5% for all postsecondary schools quoted by the Department of Education.  Specifically, when compared to other proprietary schools having programs of two years or less, Lincoln’s performance was approximately 30% better.”

“We have also continued our progress towards initial accreditation of our HOPS campuses that were impacted by the loss of recognition of our accrediting body, Accrediting Council for Independent Colleges and Schools, and we remain optimistic that initial accreditation by the Accrediting Commission of Career Colleges and Schools can be achieved for those HOPS schools during the first quarter of 2018.  Finally, we closed the sale of the two of our three West Palm Beach, Florida properties in mid-August resulting in net proceeds of $15.3 million.  As a result of this transaction, we were able to reduce our debt,” concluded Mr. Shaw.

THIRD QUARTER RESULTS:

•
Revenue decreased by $7.0 million, or 9.4%, to $67.3 million.  The decrease in revenue was mainly attributable to the suspension of new student enrollments at campuses in the Transitional segment which have closed or will be closed by year end.  This segment accounted for approximately 95% of the total revenue decline.

•
Total student starts decreased by 10.9% to approximately 4,400 from 5,000 for the three months ended September 30, 2017 as compared to the prior year comparable period.  Approximately 82% of the overall decrease was due to the Transitional segment noted above. The remaining decrease resulted from start underperformance at one campus in the Transportation and Skilled Trades segment and two campuses in the Healthcare and Other Professions segment.  A third campus in the Healthcare and Other Profession segment contributed to the decline due to shifts in start dates.  This campus is performing well and ahead of prior year for the nine months. Excluding the Transitional segment and these four campuses, starts for the third quarter would have grown over the prior year comparable period.

•
Educational services and facilities expense decreased by $3.5 million, or 9.3%, to $34.1 million for the three months ended September 30, 2017 from $37.5 million in the prior year comparable quarter.  This decrease is mainly attributable to the Transitional segment which accounted for $3.2 million in cost reductions as three campuses in the segment have closed during the three months ended September 30, 2017 and the remaining two campuses are preparing to close by the end of the year.

•
Selling, general and administrative expense decreased by $1.9 million, or 5.1%, to $35.5 million for the three months ended September 30, 2017 from $37.4 million in the comparable quarter of 2016.  This decrease also was primarily due to the Transitional segment, which accounted for approximately $2.9 million in cost reductions.  Partially offsetting the cost reductions was $0.6 million of corporate and other costs related to the closure of the Hartford, Connecticut campus on December 31, 2016.

•
Gain on sale of assets increased to $1.5 million from less than $0.1 million in the prior year comparable period.  The increase was due to the sale of two properties located in West Palm Beach, Florida.

•
Net interest expense for the quarter decreased by $0.7 million, or 50% to $0.7 million from $1.4 million in the prior year comparable period.  The cost reductions resulted from lower debt outstanding in combination with favorable terms under the Company’s new Credit Facility with Sterling National Bank, which became effective on March 31, 2017, when compared to the terms of our previous loan facility.

•
Other income decreased by $1.7 million from the prior year comparable period.  The $1.7 million in 2016 reflected the amortization of a one-time gain from the modification of a lease at three of Lincoln’s campuses which were previously accounted for as finance obligations in the prior year.

•	Net loss for the quarter was $1.5 million, or $0.06 per share, compared to a net loss of $0.5 million, or $0.02 per share, in the prior year comparable period.

THIRD QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades

Transportation and Skilled Trades segment revenue decreased slightly by $0.2 million to $47.7 million for the three months ended September 30, 2017 from $47.9 million in the prior year comparable period.  The decrease in revenue was primarily driven by a 2.1% decrease in average student population due to a decline in the number of student starts slightly offset by a 1.6% increase in average revenue per student compared to prior year comparable period.

Student starts for the quarter decreased by 74 students or 2.4% compared to prior year comparable period.  The decline in student starts is mainly the result of the underperformance of one campus which decreased by 98 students.  Excluding this campus, student starts for the quarter would have grown over the prior year comparable period.  In addition, as previously reported in the second quarter, there was a decline in starts as a result of a lower than expected high school start rate.  High school students make up approximately 30% of the segment’s population.  In an effort to increase high school enrollments, the Company made various changes to its processes and organizational structure.

Operating income remained essentially flat at $6.1 million for the three months ended September 30, 2017 as compared to the prior year comparable period.

Educational services and facilities expense decreased by $0.4 million, or 1.9% to $22.4 million for the three months ended September 30, 2017 from $22.8 million in the prior year comparable quarter.  This decrease was primarily due to reductions in facilities expense resulting from more favorable lease terms at one campus and reductions in depreciation expense due to fully depreciated assets.

Selling, general and administrative expense increased slightly by $0.2 million.  Our selling, general and administrative expenses contain a high fixed cost component and are not as scalable as some of our other expenses.  As our student population decreases, we typically experience a reduction in average class size and, therefore, are not always able to align these expenses with the corresponding decrease in population.

Healthcare and Other Professions

Healthcare and Other Professions segment revenue decreased slightly by $0.2 million to $18.4 million for the three months ended September 30, 2017 from $18.6 million in the prior year comparable period.  The decrease in revenue is mainly attributable to a 2.0% decline in average revenue per student due to tuition decrease at certain campuses and shifts in program mix.  Student starts for the quarter decreased by 24 students or 1.7% compared to prior year comparable period.

This segment consists of 11 campuses and, despite the overall decrease in student starts, for the three months ended September 30, 2017 seven of the 11 campuses in this segment showed an increase in student starts.  Of the remaining four campuses, one remained flat, two demonstrated less starts as a result of underperformance, and the last campus had a shift in start dates lowering starts compared to prior year.

Operating loss for the three months ended September 30, 2017 was $0.6 million, compared to $0.1 million in the prior year comparable period.  The increase was mainly the result of the decrease in revenue caused by a 2.0% decline in average revenue per student, a slight increase in instruction expense and in sales and marketing expense.

Transitional

Transitional segment revenue was $1.2 million for the three months ended September 30, 2017 as compared to $7.8 million in the prior year comparable period due to the campus closures.

Operating loss increased by $0.5 million to $2.5 million for the three months ended September 30, 2017 from $2.0 million in the prior year comparable period.  The increase was due to the campus closures.

Corporate and Other

This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and Other expenses decreased by $1.0 million, or 21.1%, to $3.7 million from $4.7 million, for the prior year comparable period.  The decrease was primarily driven by a $1.5 million gain resulting from the sale of two properties located in West Palm Beach, Florida on August 14, 2017 and a decrease in salaries expense of approximately $0.9 million.  Partially offsetting these reductions was a $0.9 million increase in benefits expense and $0.6 million of additional closed school costs.  The increase in benefits was attributable to historically lower medical claims in 2016 and the additional closed school costs related to the closure of the Hartford, Connecticut campus on December 31, 2016.

NINE MONTH FINANCIAL RESULTS

Revenue was $194.5 million for the nine months ended September 30, 2017 versus $213.0 million in the comparable nine month period of 2016.

Operating loss for the nine months ended September 30, 2017 increased by $2.3 million when compared to the comparable nine month period of 2016.  Included in operating loss for the nine months ended September 30, 2017 is a $1.5 million gain on sale of assets relating to the sale of two of our three properties located in West Palm Beach, Florida.

Educational services and facilities expense decreased by $11.1 million, or 10%, to $99.2 million for the nine months ended September 30, 2017 from $110.2 million in the comparable nine month period of 2016.

Selling, general and administrative expense decreased by $3.9 million, or 3.5%, to $109.4 million for the nine months ended September 30, 2017 from $113.3 million in the comparable nine month period of 2016.

Transportation and Skilled Trades segment revenue remained essentially flat at $131.2 million for the nine months ended September 30, 2017 and 2016.

Healthcare and Other Professions segment revenue was $55.2 million for the nine months ended September 30, 2017, versus $57.0 million in the comparable nine month period of 2016.

BALANCE SHEET INFORMATION

As of September 30, 2017, the Company had a net debt balance of $3.0 million compared to a net debt balance of $19.6 million as of June 30, 2017. The decrease mainly the result of the repayment of debt during the quarter of $15.5 million.

2017 OUTLOOK

The Company reiterated the guidance provided on August 7, 2017 as follows:

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For the full year, the Company expects revenue to range from essentially flat to a low single digit decline in each of the Transportation and Skilled Trades segment and the Healthcare and Other Professions segment.

•	For the full year, the Company expects to breakeven or incur a slight operating loss, excluding the impact of closed campuses.

•	The Company expects to breakeven or incur a slight net loss for the last nine months of the year.

•
The Company has completed the teach-out of the previously disclosed closures of the Northeast Philadelphia, Center City Philadelphia and West Palm Beach campuses.  The Brockton and Lowell campuses, previously part of the Healthcare and Other Professions segment and new to the Transitional segment in the first quarter of 2017, are on schedule to close by December 31, 2017.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com. To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolnedu.com. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 6389829. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 6389829.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolnedu.com.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on From 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our Company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our annual and quarterly reports. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2017	2016	2017	2016

REVENUE	$67,308	$74,267	$194,452	$212,991
COSTS AND EXPENSES:
Educational services and facilities	34,070	37,543	99,183	110,234
Selling, general and administrative	35,499	37,402	109,378	113,307
Gain on sale of assets	(1,530)	(7)	(1,619)	(402)
Total costs & expenses	68,039	74,938	206,942	223,139
OPERATING LOSS	(731)	(671)	(12,490)	(10,148)
OTHER:
Interest income	7	69	47	141
Interest expense	(716)	(1,497)	(6,597)	(4,629)
Other income	-	1,678	-	5,109
LOSS BEFORE INCOME TAXES	(1,440)	(421)	(19,040)	(9,527)
PROVISION FOR INCOME TAXES	50	50	150	150
NET LOSS	$(1,490)	$(471)	$(19,190)	$(9,677)
Basic
Net loss per share	$(0.06)	$(0.02)	$(0.80)	$(0.41)
Diluted
Net loss per share	$(0.06)	$(0.02)	$(0.80)	$(0.41)
Weighted average number of common shares outstanding:
Basic	24,024	23,499	23,866	23,433
Diluted	24,024	23,499	23,866	23,433

Other data:

EBITDA	$1,432	$3,503	$(6,052)	$3,551
Depreciation and amortization	$2,163	$2,496	$6,438	$8,590
Number of campuses	25	30	25	30
Average enrollment	10,563	11,844	10,745	11,750
Stock-based compensation	$294	$412	$949	$1,088
Net cash provided by (used in) operating activities	$2,904	$8,625	$(16,607)	$(9,513)
Net cash provided by (used in) investing activities	$12,663	$(336)	$10,897	$(643)
Net cash (used in) provided by financing activities	$(15,500)	$1	$(8,077)	$(9,024)

Selected Consolidated Balance Sheet Data:	September 30, 2017
(In thousands)

Cash and cash equivalents	$7,277
Current assets	40,159
Working capital	(13,205)
Total assets	117,559
Current liabilities	53,364
Long-term debt obligations, including current portion	17,500
Total stockholders' equity	37,136

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  EBITDA and Net debt (cash) measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income (loss) from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  We define net debt as long term debt including current portion plus deferred finance fees less cash, cash equivalents and restricted cash.  EBITDA and net debt are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA and net debt are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss to EBITDA and net debt:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)

	2017	2016	2017	2016

Net loss	$(1,490)	$(471)	$(19,190)	$(9,677)
Interest expense, net	709	1,428	6,550	4,488
Provision for income taxes	50	50	150	150
Depreciation and amortization	2,163	2,496	6,438	8,590
EBITDA	$1,432	$3,503	$(6,052)	$3,551

	Three Months Ended September 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2017	2016	2017	2016

Net income	$6,061	$6,129	$(574)	$(61)
Interest expense, net	-	(9)	-	19
Provision for income taxes	-	-	-	-
Depreciation and amortization	1,993	2,306	32	1
EBITDA	$8,054	$8,426	$(542)	$(41)

	Three Months Ended September 30, (Unaudited)
	Transitional		Corporate
	2017	2016	2017	2016

Net loss	$(2,496)	$(2,042)	$(4,481)	$(4,497)
Interest expense, net	-	12	709	1,406
Provision for income taxes	-	-	50	50
Depreciation and amortization	1	22	137	167
EBITDA	$(2,495)	$(2,008)	$(3,585)	$(2,874)

	Nine Months Ended September 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2017	2016	2017	2016

Net income	$8,978	$11,879	$(1,047)	$2,574
Interest expense, net	(18)	38	-	58
Provision for income taxes	-	-	-	-
Depreciation and amortization	5,940	7,342	48	6
EBITDA	$14,900	$19,259	$(999)	$2,638

	Nine Months Ended September 30, (Unaudited)
	Transitional		Corporate
	2017	2016	2017	2016

Net loss	$(3,897)	$(7,156)	$(23,224)	$(16,974)
Interest expense, net	-	101	6,568	4,291
Provision for income taxes	-	-	150	150
Depreciation and amortization	30	741	420	501
EBITDA	$(3,867)	$(6,314)	$(16,086)	$(12,032)

	September 30, 2017	June 30, 2017
	(Unaudited)
Current portion of credit agreement and term loan	$-	$8,000
Long-term credit agreement and term loan	16,721	24,023
Deferred finance fees	779	977
Cash and cash equivalents	(7,277)	(7,210)
Restricted cash	(7,189)	(6,189)
Noncurrent restricted cash	-	-
Net debt (cash)	$3,034	$19,601

	Three Months Months Ended Sept 30, 2017
	2017	2016	% Change
Revenue:
Transportation and Skilled Trades	$47,694	$47,939	-0.5%
Healthcare and Other Professions	18,428	18,559	-0.7%
Transitional	1,186	7,769	-84.7%
Total	$67,308	$74,267	-9.4%

Operating Income (Loss):
Transportation and Skilled Trades	$6,061	$6,120	-1.0%
Healthcare and Other Professions	(574)	(41)	1300.0%
Transitional	(2,495)	(2,029)	-23.0%
Corporate	(3,723)	(4,721)	21.1%
Total	$(731)	$(671)	-8.9%

Starts:
Transportation and Skilled Trades	3,016	3,090	-2.4%
Healthcare and Other Professions	1,429	1,453	-1.7%
Transitional	-	448	-100.0%
Total	4,445	4,991	-10.9%

Average Population:
Transportation and Skilled Trades	6,977	7,128	-2.1%
Healthcare and Other Professions	3,327	3,286	1.2%
Transitional	259	1,429	-81.9%
Total	10,563	11,843	-10.8%

End of Period Population:
Transportation and Skilled Trades	7,403	7,667	-3.4%
Healthcare and Other Professions	3,957	3,826	3.4%
Transitional	155	1,362	-88.6%
Total	11,515	12,855	-10.4%

	Nine Months Ended Sept 30, 2017
	2017	2016	% Change
Revenue:
Transportation and Skilled Trades	$131,169	$131,243	-0.1%
Healthcare and Other Professions	55,199	57,030	-3.2%
Transitional	8,084	24,718	-67.3%
Total	$194,452	$212,991	-8.7%

Operating Income (Loss):
Transportation and Skilled Trades	$8,960	$11,916	-24.8%
Healthcare and Other Professions	(1,047)	2,634	-139.7%
Transitional	(3,900)	(7,132)	45.3%
Corporate	(16,503)	(17,566)	6.1%
Total	$(12,490)	$(10,148)	-23.1%

Starts:
Transportation and Skilled Trades	6,502	6,686	-2.8%
Healthcare and Other Professions	3,272	3,386	-3.4%
Transitional	132	1,254	-89.5%
Total	9,906	11,326	-12.5%

Average Population:
Transportation and Skilled Trades	6,694	6,723	-0.4%
Healthcare and Other Professions	3,477	3,508	-0.9%
Transitional	574	1,519	-62.2%
Total	10,745	11,750	-8.6%

End of Period Population:
Transportation and Skilled Trades	7,403	7,667	-3.4%
Healthcare and Other Professions	3,957	3,826	3.4%
Transitional	155	1,362	-88.6%
Total	11,515	12,855	-10.4%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP, Inc.
Investor Relations: Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Media Relations: Tom Gibson, 201-476-0322